EXHIBIT 11


                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF INCOME PER SHARE (UNAUDITED)

                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                     THREE MONTHS ENDED        SIX MONTHS ENDED
                                                                          JUNE 30,                  JUNE 30,
                                                                     2001          2000         2001         2000
                                                                 -----------    ----------  -----------  -----------
Numerator:
  Net (loss) income                                              $   (19,947) $     65,213   $  55,364    $   130,539
                                                                 -----------  ------------   ---------    -----------
  Numerator for basic earnings per share -- (loss) income
   available to common stockholders                                  (19,947)       65,213      55,364        130,539
  Effect of dilutive securities:
   Elimination of interest and amortization on 3.25% Convertible
     Subordinated Debentures due 2003, less the related
     effect of the provision of income taxes                               - (1)         - (1)       - (1)          - (1)
                                                                 -----------    ----------   ---------     ----------
  Numerator for diluted earnings per share -- (loss) income
   available to common stockholders after assumed conversion     $   (19,947)  $    65,213   $  55,364     $  130,539
                                                                 ===========   ===========   =========     ==========
Denominator:
  Denominator for basic earnings per share -- weighted-average
   shares                                                            388,665       385,404     388,463        385,524
  Effect of dilutive securities:
   Net effect of dilutive stock options                                    -         4,222       8,780          3,431
   Restricted shares issued                                                -           750         750            750
   Assumed conversion of 3.25% Convertible Subordinated
     Debentures due 2003                                                   - (1)         - (1)       - (1)          - (1)
                                                                 -----------    ----------   ---------     ----------
         Dilutive potential common shares                                  -         4,972       9,530          4,181
                                                                 -----------    ----------   ---------     ----------
  Denominator of diluted earnings per share -- adjusted
   weighted-average shares and assumed conversions                   388,665       390,376     397,993        389,705
                                                                 ===========  ============   =========     ===========
Basic earnings per share                                         $     (0.05) $       0.17   $    0.14     $     0.34
                                                                 ===========  ============   =========     ===========
Diluted earnings per share                                       $     (0.05) $       0.17   $    0.14     $     0.33
                                                                 ===========  ============   =========     ===========

(1) The effect of these securities was antidilutive for the three months and six months ended June 30, 2000 and June 30, 2001.


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